                                                                      Exhibit 12


                               Dean Foods Company
               Computation of Ratio of Earnings to Fixed Charges





                                    26 Weeks Ended
                                 November 24, 1996
                                 -----------------
Income before taxes                     $62,164
                                        -------
Fixed charges:
        Interest expense                 13,098
        Portion of rentals (33%)          5,071
                                        -------

        Total fixed charges              18,169
                                        -------

Earnings before taxes and
        fixed charges                   $80,333
                                        =======
Ratio of earnings to
        fixed charges                       4.4
                                        =======